UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 17, 2005

THE LUBRIZOL CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	1-5263	34-0367600
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

29400 Lakeland Boulevard, Wickliffe, Ohio		44092-2298
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (440) 943-4200

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.

     On January 17, 2005, The Lubrizol Corporation announced it will close its lubricant additives manufacturing plant in Bromborough, England and resource that plant production to its other facilities, primarily in France and in the United States. Senior management communicated this decision to close the facility to the Bromborough employees on the same date. The purpose of this closure is to achieve further manufacturing cost efficiencies while continuing to satisfy the needs of our customers. Senior management made this decision to shut down the Bromborough facility after obtaining the necessary delegation of authority from the Company’s board of directors on December 13, 2004. Production phase-out is planned to begin in the second quarter of 2005 and is expected to be completed by the fourth quarter of 2006.

     The plant closure will affect 69 employees, some of whom may have an opportunity to relocate to other Lubrizol facilities. A pre-tax charge of approximately $17 million will be recorded in the fourth quarter of 2004, which includes only non-cash costs relating to an impairment of the plant’s long-lived assets.

     The Company currently anticipates that future pre-tax charges and cash expenditures of approximately $13 million to $15 million will be incurred in 2005 through 2006 to satisfy anticipated severance and retention obligations (approximately $5 million), plant dismantling, site restoration and other site environmental evaluation costs (approximately $4 million to $6 million) and lease-related costs (approximately $4 million). In addition, the Company anticipates capital expenditures of approximately $20 million, which will be incurred over the next two years to enable its plants in France and the United States to assume the production from Bromborough. When fully implemented, the Company estimates its pre-tax operating cost savings will approximate $10 million annually.

     A copy of the news release of The Lubrizol Corporation dated January 17, 2005 announcing the Company’s decision to close the Bromborough, United Kingdom facility is set forth in Exhibit 99.1 to this Current Report on Form 8-K.

Item 2.06. Material Impairments.

     The asset impairment charge to be recorded by the Company in the fourth quarter in connection with the closure of its Bromborough facility are described above in Item 2.05 to this Current Report on Form 8-K and are incorporated herein by reference. In accordance with the provisions of Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the Company’s senior management determined as of December 31, 2004 that an impairment of certain of the facility’s long-lived assets had been triggered due to its commitment to close the facility as of that date. As a result, a $17 million impairment charge will be recorded in December 2004 to appropriately reflect the related assets at their estimated fair values.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

	99.1	The Lubrizol Corporation press release dated January 17, 2005.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE LUBRIZOL CORPORATION

Date: January 19, 2005
By: /s/ Leslie M. Reynolds
Name: Leslie M. Reynolds
Title: Corporate Secretary and Counsel

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